Exhibit 10.4

2 September 2020

The Directors
HB Energy Pty Limited
Level 27, Suite 2/1 O’Connell Street
Sydney NSW 2000

Attention: Mr John McGuigan

Dear John

Albertson Settlement

I  refer to our discussions in relation to simplifying the Hunter Energy accounts ready for IPO and our agreement to settle the $4.5m success fee owing to Albertson in consideration of the issue of 15m shares @10c subject to completing the current placement.

As you are aware this is similar to the proposed settlement with Richard Butler and the liquidator in relation to the $5m in performance payments.

We refer to the Term Sheet dated 30 May 2018 for the investment by Hunter Bay Partners Pty Limited (or its nominee - HB Energy Pty Limited) (HBE) into Hunter Energy Pty Limited (the Company).  Annexure B of the Term Sheet provided:

II.
A success fee to Albertson being calculated as 75% of the aggregate amount of $4.5 million to be paid out of the audited profits of Hunter Energy arising out of the profits generated from the Redbank Power Station provided that such amount together with the success payments payable to Biogreen under the terms of the Binding Opti on Agreement will not exceed 30% of the total net profits in any year until the success payments due to Biogreen,
Albertson and HB are paid in full, and

iii.	A success fee to HBP being calculated as 25% of the aggregate amount of $4.5 million to be paid on the same terms and conditions as the Albertson success fee referenced in paragraph (ii) above.

For our records can you please confirm that you agree to the following proposal:

•	Albertson and HBE agree to forgo their entitlement to their potential share of the success fees totaling $4.5 million; and in consideration:

•	Albertson will be issued 5,625,000 ordinary shares of the Company at a deemed issue price of 20 cents each; and

•	HBE will be issued 1,875,000 ordinary shares of the Company at a deemed issue price of 20 cents each.

•	The shares will not be saleable and shall be subject to escrow for a period of 3 years or longer if otherwise required by the listing rules.

Level 33 Colonial Centre 52 Martin Place, Sydney NSW 2000 t. +61 2 9227 8900 f. +61 2 9227 8901
GPO BOX 2537 Sydney NSW 2001 ABN 55 100 908 101 www.hunterenergy .com.au

Can you please acknowledge your agreement with this proposal by signing in the space provided below.

Yours sincerely

Richard Poole
Chief Executive Officer

/s/ Richard Poole
For Albertson Resources Pty Limited

/s/ John McGuigan
For HB Energy Pty Limited

Level 33 Colonial Centre 52 Martin Place, Sydney NSW 2000 t. +61 2 9227 8900 f. +61 2 9227 8901
GPO BOX 2537 Sydney NSW 2001 ABN 55 100 908 101 www.hunterenergy .com.au